Exhibit 99.1

Skyline Bankshares, Inc. Announces First Quarter 2024 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, April 24, 2024 (Globe Newswire) -- Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the first quarter of 2024.

The Company recorded net income of $2.1 million, or $0.37 per share, for the quarter ended March 31, 2024, compared to net income of $2.7 million, or $0.49 per share, for the same period in 2023. First quarter 2024 earnings represented an annualized return on average assets (“ROAA”) of 0.79% and an annualized return on average equity (“ROAE”) of 9.94%, compared to 1.10% and 14.78%, respectively, for the same period last year.

President and CEO Blake Edwards stated, “We are very pleased with our results for the first quarter of 2024, despite the challenges of higher deposit costs, and the impacts of inflation on our operating costs. The solid loan growth we experienced in 2023 continued into the first quarter of 2024 and has helped to offset much of the increase in deposit costs. Prudent capital management also allowed us to increase our dividend by over 9% during the quarter while repurchasing 20 thousand shares of our company’s stock through our ongoing share repurchase program.”

Edwards continued, “We expect competition for deposits, increased interest expense, and higher operating costs to continue in the near term, and because of this we expect to see continued pressure on earnings and margins; however, as we have demonstrated, our team will continue to focus on our long-term strategy of growing the Skyline franchise and creating shareholder value with an emphasis on relationship-banking and growing our low-cost core deposit base.”

Edwards concluded, “As a part of this long-term strategy we recently announced our pending entrance into Tennessee through our acquisition of Johnson County Bank, which is expected to close during the second half of 2024. This strategic move is not only rooted in our shared values but also aligns with our growth objectives, presenting an exceptional opportunity to strengthen our footprint as Johnson County Bank is located directly between our existing markets of Boone, North Carolina and Abingdon, Virginia. We are excited to bring our commitment to excellence and dedication to the businesses and people of Johnson County, Tennessee. This is an exciting chapter in the history of our bank and we look forward to welcoming Johnson County Bank into the Skyline family.”

Highlights

●	Net income was $2.1 million, or $0.37 per share, for the first quarter of 2024, compared to $2.7 million, or $0.49 per share, for the first quarter of 2023.
●	Net interest margin (“NIM”) was 3.64% for the first quarter of 2024, compared to 3.69% in the fourth quarter of 2023, and 3.89% in the first quarter of 2023.
●

Total assets increased in the first quarter of 2024 by $4.2 million, or 0.41%, remaining comparable at $1.05 billion at March 31, 2024 and December 31, 2023, respectively, and increased by $31.0 million, or 3.04%, from $1.02 billion at March 31, 2023.

●

Net loans were $819.9 million at March 31, 2024, an increase of $8.9 million, or 1.10%, when compared to $811.0 million at December 31, 2023, and increased $62.1 million when compared to $757.8 million at March 31, 2023.

●

Total deposits were $930.4 million at March 31, 2024, an increase of $1.7 million, or 0.18%, from $928.7 million at December 31, 2023, and an increase of $24.9 million from $905.5 million at March 31, 2023.

●	The Company repurchased 20,000 shares of its common stock through its publicly announced share repurchase program during the first quarter of 2024.

First Quarter 2024 Income Statement Review

Net interest income after provision for credit losses in the first quarter of 2024 was $8.8 million, compared to $9.1 million in the first quarter of 2023, reflecting an increase in the provision for credit losses of $199 thousand in the quarterly comparison. Total interest income was $12.0 million in the first quarter of 2024, representing an increase of $1.9 million in comparison to the $10.1 million in the first quarter of 2023. Interest income on loans increased in the quarterly comparison by $2.0 million, primarily due to organic loan growth of $62.8 million from March 31, 2023 to March 31, 2024, and increases in interest rates during that time period. Management anticipates that this loan growth, in addition to higher rates in the current year, will continue to have a positive impact on both earning assets and loan yields. Interest expense on deposits increased by $1.8 million in the quarterly comparison, as a result of rate increases on deposit offerings and migration from lower cost deposits to time deposits. Management anticipates that interest expense on deposits will increase in the near term as competitive pressures for deposits may result in continued increases in rates on deposit offerings, especially on time deposits. Interest on borrowings increased by $268 thousand, due to short-term FHLB advances to fund loan growth.

First quarter 2024 noninterest income was $1.7 million compared with $1.6 million in the first quarter of 2023. Included in noninterest income for the first quarter of 2024 was $218 thousand from life insurance contracts and a net realized security loss of $141 thousand. The net security loss resulted from the recognition of unamortized premiums on a called bond. Excluding these items, noninterest income increased by $58 thousand in the quarter over quarter comparison, primarily as a result of an increase in service charges on deposits of $54 thousand.

Noninterest expense in the first quarter of 2024 was $8.0 million compared with $7.3 million in the first quarter of 2023, an increase of $641 thousand, or 8.74%. Salary and benefits increased by $235 thousand in the quarterly comparison due to personnel additions and routine salary adjustments, as well as increased benefit costs. Occupancy and equipment expenses increased by $225 thousand, and data processing increased by $158 thousand in the quarterly comparisons primarily due to branch expansion costs.

Income tax expense decreased by $166 thousand in the quarter-to-quarter comparison, primarily due to an decrease in net income before taxes of $843 thousand in the quarterly comparison.

Balance Sheet Review

Total assets increased in the first quarter of 2024 by $4.2 million, or 0.41%, remaining comparable at $1.05 billion at March 31, 2024 and December 31, 2023, respectively, and increased by $31.0 million, or 3.04%, from $1.02 billion at March 31, 2023. The increase in total assets during the quarter can be primarily attributed to the loan growth of $9.0 million during the quarter offset by a decrease in investment securities of $5.0 million during the quarter.

Total loans increased during the first quarter by $9.0 million, or 1.10%, to $826.7 million at March 31, 2024 from $817.7 million at December 31, 2023, and increased by $62.1 million, or 8.12%, compared to $764.6 million at March 31, 2023. Core loan growth during the first quarter was at an annualized rate of 4.54%.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.22% at March 31, 2024 compared to 0.21% at December 31, 2023. The allowance for credit losses remained comparable at approximately 0.82% of total loans as of March 31, 2024 and December 31, 2023, respectively.

Investment securities decreased by $5.0 million during the first quarter to $122.4 million at March 31, 2024 from $127.4 million at December 31, 2023, and decreased by $14.3 million from $136.7 million at March 31, 2023. The decrease in the first quarter of 2024 was the result of a $718 thousand increase in unrealized losses on investment securities and paydowns and calls of $4.1 million.

Total deposits increased in the first quarter of 2024 by $1.7 million, or 0.18%, to $930.4 million at March 31, 2024 from $928.7 million at December 31, 2023, and increased $24.9 million, or 2.76%, compared to $905.5 million at March 31, 2023. Noninterest bearing deposits decreased by $11.2 million and interest-bearing deposits increased by $12.9 million during the quarter. Lower cost interest bearing deposits decreased by $1.0 million during the quarter, and time deposits increased by $13.9 million, as customers continue to look for higher returns on their deposits.

Stockholders’ equity remained comparable at $82.9 million at March 31, 2024 and December 31, 2023, and increased $6.6 million, or 8.60%, from $76.3 million at March 31, 2023. The change during the quarter was due to earnings of $2.1 million, less dividends paid of $1.3 million, $568 thousand in other comprehensive losses, and stock repurchases of $230 thousand. Book value decreased from $14.84 per share at December 31, 2023 to $14.72 per share at March 31, 2024.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates; general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; the ability to obtain required regulatory and shareholder approvals and meet other closing conditions to the proposed acquisition of Johnson County Bank; the ability to complete the acquisition as expected and within the expected timeframe; disruptions to customer and employee relationships and business operations caused by the acquisition; the ability to implement integration plans associated with the acquisition, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the acquisition within the expected timeframe, or at all; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2023. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending March 31, 2024)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

March 31, 2024; December 31, 2023; March 31, 2023

	March 31,	December 31,	March 31,
(dollars in thousands except share amounts)	2024	2023	2023
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$13,115	$16,811	$25,017
Interest-bearing deposits with banks	8,233	4,808	14,653
Federal funds sold	384	474	2,378
Investment securities available for sale	122,368	127,389	136,678
Restricted equity securities	3,609	3,338	3,014
Loans	826,684	817,704	764,615
Allowance for credit losses	(6,765)	(6,739)	(6,819)
Net loans	819,919	810,965	757,796
Cash value of life insurance	23,055	22,909	22,623
Properties and equipment, net	31,394	31,183	31,676
Accrued interest receivable	3,450	3,463	2,888
Core deposit intangible	837	917	1,181
Goodwill	3,257	3,257	3,257
Deferred tax assets, net	5,252	5,046	5,321
Other assets	15,207	15,283	12,592
Total assets	$1,050,080	$1,045,843	$1,019,074

Liabilities
Deposits
Noninterest-bearing	$293,912	$305,115	$300,280
Interest-bearing	636,529	623,627	605,175
Total deposits	930,441	928,742	905,455

Borrowings	30,000	27,500	25,000
Accrued interest payable	683	531	261
Other liabilities	6,081	6,188	12,049
Total liabilities	967,205	962,961	942,765

Stockholders’ Equity
Common stock and surplus	33,145	33,356	33,520
Retained earnings	69,638	68,866	63,067
Accumulated other comprehensive loss	(19,908)	(19,340)	(20,278)
Total stockholders’ equity	82,875	82,882	76,309
Total liabilities and stockholders’ equity	$1,050,080	$1,045,843	$1,019,074
Book value per share	$14.72	$14.84	$13.61
Tangible book value per share	$14.00	$14.09	$12.82

Asset Quality Indicators
Nonperforming assets to total assets	0.17%	0.17%	0.16%
Nonperforming loans to total loans	0.22%	0.21%	0.22%
Allowance for credit losses to total loans	0.82%	0.82%	0.89%
Allowance for credit losses to nonperforming loans	378.14%	389.31%	407.59%

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended
	March 31,
(dollars in thousands except share amounts)	2024	2023
	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$11,147	$9,164
Interest-bearing deposits in banks	64	88
Federal funds sold	4	10
Interest on securities	734	796
Dividends	37	10
	11,986	10,068
Interest expense
Deposits	2,682	894
Interest on borrowings	437	169
	3,119	1,063
Net interest income	8,867	9,005

Provision for (Recovery of) credit losses	93	(106)
Net interest income after provision for (recovery of) credit losses	8,774	9,111

Noninterest income
Service charges on deposit accounts	551	497
Other service charges and fees	849	823
Net realized losses on securities	(141)	-
Mortgage origination fees	55	84
Increase in cash value of life insurance	146	139
Life insurance income	218	-
Other income	21	21
	1,699	1,564
Noninterest expenses
Salaries and employee benefits	4,321	4,086
Occupancy and equipment	1,411	1,186
Data processing expense	649	491
FDIC Assessments	144	111
Advertising	217	135
Bank franchise tax	99	105
Director fees	58	61
Professional fees	221	221
Telephone expense	107	139
Core deposit intangible amortization	80	105
Other expense	669	695
	7,976	7,335
Net income before income taxes	2,497	3,340

Income tax expense	446	612
Net income	$2,051	$2,728

Net income per share	$0.37	$0.49
Weighted average shares outstanding	5,564,568	5,597,233
Dividends declared per share	$0.23	$0.21

Skyline Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and understanding the Company’s financial condition, capital position and financial results. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. The non-GAAP financial measure presented in this document includes tangible book value per share. The following tables present calculations underlying non-GAAP financial measures.

	March 31,	December 31,	March 31,
(dollars in thousands except share amounts)	2024	2023	2023
	(Unaudited)	(Unaudited)	(Unaudited)
Tangible Common Equity
Total stockholders’ equity (GAAP)	$82,875	$82,882	$76,309
Less: Goodwill	(3,257)	(3,257)	(3,257)
Less: Core deposit intangible	(837)	(917)	(1,181)
Tangible common equity (non-GAAP)	$78,781	$78,708	$71,871
Common stock shares outstanding	5,629,204	5,584,204	5,607,416
Tangible book value per share	$14.00	$14.09	$12.82